ATTACHMENTS FOR N-SAR SUB-ITEM 77C
08-31-04 FYE FUNDS FOR THE 09-01-04 PERIOD ENDED 2-19-05



J.P. Morgan Institutional Funds (the Trust)

On January 20, 2005, Special Meetings of the shareholders of JPMorgan Bond Fund, JPMorgan Disciplined Equity Fund, JPMorgan Diversified Fund, JPMorgan Fleming Emerging Markets Fund, JPMorgan Fleming International Opportunities Fund, JPMorgan Fleming International Value Fund, JPMorgan Global Strategic Income Fund, JPMorgan Short Term Bond Fund,
JPMorgan Tax Aware Short Intermediate Income Fund, JPMorgan
U.S. Equity Fund and JPMorgan U.S. Small Company Fund (the Funds) all series of the Trust were held. At the February
3, 2005 adjournment of those meetings, the Funds shareholders voted to elect a new Board of Trustees. With respect to William J Armstrong, there were 2,570,614,090 affirmative votes and 22,720,763 negative votes. With respect to Roland
E Eppley, Jr., there were 2,570,399,817 affirmative votes and 22,935,037 negative votes. With respect to John F. Finn, there were 2,569,881,278 affirmative votes and 23,453,575 negative votes. With respect to Dr. Matthew Goldstein, there were 2,570,332,886 affirmative votes and 23,001,967 negative votes. With respect to Robert J. Higgins, there were 2,569,489,951 affirmative votes and 23,844,902 negative votes. With respect to Peter C. Marshall, there were 2,569,718,781 affirmative votes and 23,616,072 negative votes. With respect to Marilyn McCoy, there were 2,569,796,782 affirmative votes and 23,538,071 negative votes. With respect to William G. Morton, Jr., there were 2,569,572,614 affirmative votes and 23,762,240 negative votes. With respect to Robert A. Oden,
Jr., there were 2,569,148,888 affirmative votes and 24,185,965 negative votes. With respect to Fergus Reid, III, there were 2,570,290,303 affirmative votes and 23,044,550 negative votes. With respect to Rederick W. Ruebeck, there were 2,569,687,035 affirmative votes and 23,647,818 negative votes. With respect to James J. Schonbachler, there were 2,570,727,808 affirmative votes and 22,607,045 negative votes. With respect to Leonard M. Spalding, Jr., there were 2,570,279,217 affirmative votes and 23,055,636 negative votes.

Also at the February 3 adjournment of the January 20, 2005 meeting, shareholders of JPMorgan Bond Fund voted to approve the agreement and plan to reorganize into a corresponding series of J.P. Morgan Mutual Fund Series. With respect to this reorganization there were 519,182,831 affirmative votes and 875,750 negative votes.

Shareholders of JPMorgan Global Strategic Income Fund also voted to approve the agreement and plan to reorganize into a corresponding series of J.P. Morgan Mutual Fund Series. With respect to this reorganization there were 28,454,263 affirmative votes and 20,142 negative votes.

Shareholders of JPMorgan Short Term Bond Fund also voted to approve the agreement and plan to reorganize into a corresponding series of J.P. Morgan Mutual Fund Series. With respect to this reorganization there were 449,627,214 affirmative votes and 549,723 negative votes.